October 25, 2005



Mr. Howard C. Naphtali
Chief Financial Officer
Investment Technology Group, Inc.
380 Madison Avenue
New York, New York 10017


Re:
      Form 10-K for the fiscal year ended December 31, 2004
      File No. 333-78309

Dear Mr. Naphtali:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



Joyce Sweeney
								 Branch Chief